EXHIBIT 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC. ®	JANUARY 6, 2014
1450 BROADWAY, 24TH FLOOR
NEW YORK, NY 10018	CONTACT: DOUGLAS W. JAMISON
TEL. NO. (212) 582-0900

HARRIS & HARRIS GROUP NOTES

METABOLON’S CLOSING ON A $15 MILLION SERIES E FINANCING

Harris & Harris Group, Inc. (NASDAQ: TINY), an investor in transformative companies enabled by disruptive science, notes the close of Metabolon’s $15 million Series E financing. Metabolon is a metabolomics-based diagnostic tests and research services company based in Research Triangle Park, NC. Two new investors, Camden Partners and Sumitomo Corporation, joined existing investors in the Series E financing. Harris & Harris Group invested approximately $1.25 million, bringing its cumulative investment in Metabolon to $7.225 million.

Proceeds will support the recent launch by Metabolon's partner, Bostwick Laboratories, of Prostarix™, a urine-based test that provides important metabolic information on the likelihood that a patient with slightly elevated PSA scores has prostate cancer, thus confirming the need to proceed to biopsy. The funds will also be used for the continued development of Quantose™ IGT, Metabolon's surrogate test for oral glucose tolerance, as well as its test for the recurrence of bladder cancer.

“Metabolon is a rapidly growing, late-stage company in our portfolio,” said Douglas Jamison, CEO of Harris & Harris Group. “As an early investor, we are pleased to see Metabolon’s revenue continuing to increase and the company continuing to introduce and partner new diagnostic tests for diabetes and cancer. We believe this over-subscribed, late-stage, private financing is a prelude of good things to come for Metabolon.”

Metabolon's press release may be viewed at www.metabolon.com/news/PressReleases.aspx.

Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com and on Facebook at www.facebook.com/harrisharrisvc.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including, but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The references to the websites www.HHVC.com, www.Facebook.com, and www.metabolon.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Harris & Harris Group is not responsible for the contents of third party websites.